Exhibit 3.11

STATE OF DELAWARE

CERTIFICATE OF CORRECTION
OF
CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
EYES ON THE GO, INC.

EYES ON THE GO, INC., a corporation organized and existing under the General Corporation Law, DOES HEREBY CERTIFY that:

FIRST:     On February 23, 2012, the Corporation filed with the Secretary of State a certificate of amendment of its certificate of incorporation, which, among other things, altered the provisions of its certificate of incorporation in respect of its Series B Preferred Stock.

SECOND:      The certificate of amendment incorrectly stated in the ultimate paragraph thereof that it was executed on January 22, 2012. In fact, the certificate of amendment was executed on February 22, 2012.

THIRD:      The ultimate paragraph of the certificate of amendment is corrected to read as follows:

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed on its behalf this 22nd day of February 2012 by its officer thereunder duly authorized.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed on its behalf this 27th day of February 2012 by its officer thereunder duly authorized.

EYES ON THE GO, INC.

/s/ Christopher Carey
 Christopher Carey
President